Exhibit 23

The Board of Directors

Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-107221, 333-122195, 333-151634, 333-151635 and 333-177523) on Form S-8 and in the registration statements (No. 333-127507 and 333-160325) on From S-3 of Cytec Industries Inc. of our reports dated February 23, 2012, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Cytec Industries Inc.

/s/ KPMG LLP

Short Hills, New Jersey
February 24, 2012